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                                                                Exhibit 10.8.a

                                          [AT&T CAPITAL CORPORATION LETTERHEAD]

April 22, 1996

Mr. Barry R. Steinberg
Manchester Equipment Co., Inc.
50 Marcus Blvd.
Hauppauge, NY 11788

RE:     APPROVAL OF LINE OF CREDIT WITH AT&T COMMERCIAL FINANCE CORPORATION

Dear Mr. Steinberg:

        AT&T Commercial Finance Corporation ("AT&T-CFC") is pleased to advise you of our commitment to offer Manchester Equipment Co., Inc. (the "Borrower") a line of credit in an amount not to exceed $4,000,000 (the "Line of Credit"). This commitment is made subject to the following terms and conditions;

1.      Amount of Line of Credit
        The Line of Credit shall be in a maximum amount of $4,000,000. AT&T-CFC may from time to time finance sums above the committed line at its sole discretion. Further, any such additional advances are not intended to be and should not be construed as a permanent commitment above the approved line and are subject to immediate repayment, at our sole option, upon notice by AT&T-CFC. There shall be no minimum extension of credit required of AT&T-CFC under this commitment. All extensions of credit shall be made in the sole and complete discretion of AT&T-CFC. The outstanding balance under the Line of Credit shall be computed by adding the principal outstanding amount and the amount of unpurchased approvals.

2.      Duration of Line of Credit
        The term of the Line of Credit shall commence on April 1, 1996 and shall continue through four calendar months after the close of your fiscal year ending July 31, 1997 ("Expiration") at which time the Line of Credit shall terminate and expire. AT&T-CFC will annually review the line from renewal based on our receipt and satisfactory review of your next fiscal year end, at our sole option. AT&T-CFC may, in its sole and absolute discretion extend the Line of Credit for such additional periods of time and under such terms and conditions as AT&T-CFC determines to be appropriate. No advances will be made by AT&T-CFC until AT&T-CFC actually receives executed copies of any and all documentation required by AT&T-CFC.

3.      Early Termination
        The Line of Credit may be terminated by AT&T-CFC at any time prior to the Expiration specified above if;

                a.) The Borrower fails to execute and/or deliver any and all financing documents required by AT&T-CFC, which financing documents shall include, but shall not be limited to, an Agreement for Wholesale Financing.

                b.) The Borrower is in breach of any of the provisions of any of the financing documents required by AT&T-CFC or is in default under any such document.

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                c.)  The Borrower fails to provide in form and substance
                satisfactory to AT&T-CFC, at its sole discretion, quarterly interim financial statements within 30 days of closing, and annual financial statements within 90 days of closing.

                d.) There has occurred any adverse change in the financial condition or business prospects of the Borrower or any guarantor of the Borrower's indebtedness to AT&T-CFC or if AT&T-CFC shall learn of any misrepresentation or omission of a fact or circumstance by the Borrower (or any guarantor of the Borrower's indebtedness to AT&T-CFC) or if AT&T-CFC shall learn of any misrepresentation or omission of a fact or circumstance by the Borrower (or any guarantor) that AT&T-CFC deems to be material. The Borrower and all guarantors shall be obligated to notify AT&T-CFC in writing of any change in either of their financial condition, structure, ownership, or business prospects.

4.      No Assignment
        This commitment may not be assigned by the Borrower without the prior written consent of AT&T-CFC, which consent shall be granted or withheld in the sole and absolute discretion of AT&T-CFC.


Very truly yours,

/s/ Charles A. Flagg

Charles A. Flagg
Director of Credit
AT&T Commercial Finance

cc Lorraine Coleman, Manchester Equipment Co., Inc.